EXHIBIT 10.16

On December 23, 2005, the Compensation Committee of the Board of Directors of Franklin Resources, Inc. (the “Company”), pursuant to its authority under the Company’s 2004 Key Executive Incentive Compensation Plan, established a maximum individual target award of $7,000,000 for the fiscal year ending September 30, 2006 (the “2006 fiscal year”) for Mr. Gregory E. Johnson, the Company’s President and Chief Executive Officer. If the Company’s operating profit margin is at least 26.35% for the 2006 fiscal year, then Mr. Johnson will be entitled to receive $1,500,000 of the aggregate maximum individual target award. If such operating profit margin is less than 26.35%, then Mr. Johnson will forfeit any right to receive this $1,500,000 portion of the target award. If the average of the percentage growth of diluted earnings per share (as adjusted, if applicable, by a potential one-time repatriation of foreign-based earnings and made in accordance with the provisions of the American Jobs Creation Act of 2004, provided there also should be a special election made pursuant thereto) and pre-tax operating income for the 2006 fiscal year is 25% or greater, then Mr. Johnson will be entitled to receive $5,500,000 of the target award. If such percentage is 20% to 24%, then he will be entitled to receive $4,500,000; if the percentage is 15% to 19%, then he will be entitled to receive $3,500,000; if the percentage is 10% to 14%, then he will be entitled to receive $2,500,000; and if the percentage is 5% to 9%, then he will be entitled to receive $1,500,000. If such percentage is less than 5%, then Mr. Johnson will forfeit any right to receive this $5,500,000 portion of the target award. Pre-tax operating income is defined as total operating revenue less total operating expenses determined on a consolidated basis reported as operating income included in the Company’s earnings release issued after the fourth quarter of the 2006 fiscal year. Notwithstanding the potential amounts receivable pursuant to the target award, the actual award amounts payable to Mr. Johnson are subject to the Compensation Committee’s authority to reduce the award amounts otherwise payable to him. Additionally, the award amounts are payable in cash or common stock at the discretion of the Compensation Committee.